EXHIBIT 5.2

January 14, 2013

Alamos Gold Inc.

2200 – 130 Adelaide Street West

Toronto, Ontario M5H 3P5

Canada

Ladies and Gentlemen:

RE: ALAMOS GOLD INC. REGISTRATION STATEMENT ON FORM F-10

We hereby consent to the use of our firm name and opinions in the offer and circular filed as part of the registration statement on Form F-10 relating to the exchange offer by Alamos Gold Inc. for the issued and outstanding common shares of Auriton Mines Ltd. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Sincerely,

/s/ TORYS LLP